Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - October 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield		17.69%
Less:	Coupon	0.61%
	Servicing Fee	1.50%
	Net Credit Losses	7.26%
Excess Spread :
	October-10	8.32%
	September-10	7.50%
	August-10	6.74%
Three Month Average Excess Spread		7.52%

Delinquency:
	30 to 59 Days	1.08%
	60 to 89 Days	0.78%
	90+ Days	2.05%
	Total	3.91%
Principal Payment Rate		19.72%